Exhibit 10.33

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EMPLOYMENT CONTRACT	CONTRAT DE TRAVAIL

Between the undersigned:	Entre:

The Paris INSEEC Association,	L’Association INSEEC Paris,

Registered at the French Social Security Bodies under 758 9600797900010115	Immatriculée à I’URSSAF sous le numéro 758 9600797900010115

located at 10, avenue George V, 75008 Paris, France,	située 10, avenue George V, 75008 Paris, France,

Represented by Ms. Jacqueline BACH TAI acting in the capacity of President, given a delegation of power in order to sign the present contract to Mr. John M. LARSON, in his capacity of Vice-Chairman of the Association.

Représentée par Madame Jacqueline BACH TAI agissant en qualité de Présidente, donnant délégation de pouvoir pour signer le présent contrat à Monsieur John M. LARSON en sa qualité de Vice-Président de l’Association.

(Hereafter referred to as “the Association”)	(Ci-aprés désignée « l’Association »)

On one hand,	D’une part,

And:	Et:

Ms. Catherine LESPINE, Residing at 37, rue Camille Corot, 92500 Rueil-Malmaison, Nationality: French, Social security number: 2 61 06 19 028 023 93,	Madame Catherine LESPINE Résidant : 37, rue Camille Corot, 92500 Rueil-Malmaison, De nationalité : française, N° de sécurité sociale : 2 61 06 19 028 023 93

Hereafter referred to as “Ms. LESPINE”	(ci-après désignée « Madame LESPINE »)

On the other hand,	D’autre part,

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RECITALS:	AYANT ETE PREALABLEMENT RAPPELE QUE:

Ms. LESPINE was hired by the INSEEC Paris Association as from October 1, 2001, as Manageress of INSEEC Paris, pursuant to an indefinite-term employment contract.	Madame Catherine LESPINE a été engagée par l’Association INSEEC Paris à compter du 1er octobre 2001 en qualité de Directrice INSEEC Paris, par contrat à durée indéterminée.

Ms. LESPINE benefits from her rights to seniority accrued since she joined the INSEEC Group, i.e., from September 15, 1986.	Madame Catherine LESPINE bénéficie de la reprise de son ancienneté depuis son entrée dans le Groupe INSEEC, soit depuis le 15 septembre 1986.

IT HAS BEEN AGREED AS FOLLOWS:	IL A ETE CONVENU ET ARRETE CE QUI SUIT:

Article 1: Purpose	Article 1: Objet

The purpose of this contract is to set out Ms. LESPINE’s working conditions and the terms of her hiring, in particular, in light of the provisions of French law.	Le présent contrat a pour objet de préciser les conditions de travail de Madame LESPINE et les termes de son engagement notamment au regard des dispositions légales.

This contract cancels and supersedes any previous document of a contractual nature, in particular, her employment contract dated October 1, 2001.	Le présent contrat de travail annule et remplace tout document à valeur contractuel antérieur et notamment son contrat de travail du ler octobre 2001.

Article 2: Duties	Article 2: Fonctions

Ms. Catherine LESPINE shall perform the duties of Manageress of INSEEC Paris within said Association.	Madame Catherine LESPINE exerce au sein de 1’INSEEC Paris les fonctions de Directrice INSEEC Paris.

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As Manageress Of INSEEC Paris, Ms. Catherine LESPINE has to implement the decisions taken by the Board of Directors. She benefits from a corporate office with a delegation of power and responsibilities, attached to this contract and signed by the Board of Directors of INSEEC.

En sa qualité de directrice de l’établissement INSEEC Paris, Madame Catherine LESPINE est chargée de mettre en ceuvre les décisions prises par le Conseil d’administration. Elle bénéficie à cet effet d’un mandat portant délégation de pouvoirs et de responsabilités, annexée au présent contrat et signée par le Conseil d’Administration de l’INSEEC.

Her functions concern in particular:	Ses fonctions recouvrent notamment :

- the direction of the education, administrative, international teams for all programs INSEEC Paris and Masters;	- la direction de l’ensemble des équipes pédagogiques, administratives, internationales pour tous les programmes de l’INSEEC Paris et Masters;

- the definitions of the education choices and training;	- les définitions des choix pédagogiques et des enseignements;

- the education coordination within the different Schools of the INSEEC Association;	- la coordination pédagogique entre les différents établissements scolaires de l’Association INSEEC;

- Responsibilities and monitoring of specific files (visa applications, recognition, approval of the school, etc.);	- Responsabilités et suivi des dossiers particuliers (dossiers Visa, reconnaissance, homologation...);

- Broad responsibilities within the scope of external relations (with institutions, such as Ministries, the Préfecture and the Rectorate in particular, banks, service providers, etc.);	- Responsabilités larges dans le cadre des relations extérieures (institutionnelles - Ministères, Préfecture et Rectorat notamment, bancaires, avec les prestataires de services, etc.);

- Oversight of the monitoring of the budgetary and financial management of the School.	- Supervision de la gestion budgétaire et financière de l’Ecole.

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Ms. LESPINE will perform her duties in accordance with policies, procedure and standards established by the Board of Directors of the Association.	Madame LESPINE accomplira ses fonctions conformément aux instructions et procédures établies par le Conseil d’Administration de l’Association.

Ms. Catherine LESPINE will occupy the position of key executive. However, Ms. LESPINE will work under the supervision of the Chairman or any other person who has been designated by the Chairman.

Madame Catherine LESPINE aura la position de « Cadre Dirigeant». Toutefois, Madame LESPINE exercera ses fonctions sous la supervision hiérarchique du Président ou toute autre personne désignée par celui-ci.

The duties as described are not exhaustive and are not intended to restrict management’s right to assign or reassign duties to this job, such change shall not be considered as a substantial modification of this contract of employment, as expressly acknowledged by Ms. LESPINE when signing this contract.

Il est précisé que ses fonctions ne présentent aucun caractère exhaustif, l’Association se réserve le droit de pouvoir en modifier le contenu dans la mesure où cette modification a un lien avec l’exécution des fonctions précitées, sans que cette modification ne constitue pour autant une modification substantielle du contrat de travail de Madame LESPINE ce qu’elle accepte expressément par la signature des présentes.

Article 3: Place of work	Article 3: Lieu de travail

These duties are performed within the INSEEC Paris association located at present at 10, avenue George V, 75008 Paris.	Ces fonctions sont exercées au sein de l’association de 1’INSEEC Paris situé actuellement 31, Quai de la Seine – 75019 Paris.

However, as the Association may reasonably require, the place of work may be changed to any other place in the Paris region, it being specified that Ms. LESPINE shall be informed of this change two (2) months before the modification.

Toutefois, en fonction de 1’évolution et des nécessités de 1’Association, le lieu de travail pourra être modifié dans tout autre lieu en région parisienne, étant précisé que l’Association s’engage à informer Madame LESPINE dans un délai de deux (2) mois avant la date de la modification.

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This modification of her place of work in the Paris region shall not be considered as a substantial amendment to the employment contract, as expressly - acknowledged by Ms. LESPINE by signing this contract.

Le changement de son lieu de travail en région parisienne ne saurait constituer une modification du présent contrat de travail, comme le reconnaît expressément Madame LESPINE par la signature des présentes.

Furthermore, Ms. LESPINE’s duties require her to be mobile.	De même, les fonctions de Madame LESPINE rendent indispensables la mobilité de celle-ci.

Therefore, Ms. LESPINE agrees to undertake regular business trips in France and abroad, and thus to be away from her home for limited periods of time.	Par conséquent, Madame LESPINE accepte d’effectuer des voyages réguliers en France et à 1’étranger et done d’être éloignée de son domicile pour des périodes de courte durée.

Article 4: Working time	Article 4: Durée du travail

Ms. LESPINE will work on a part-time basis.	La durée du travail de Madame LESPINE est fixée à temps partiel.

Her working days are divided up over the week by half day of work.	La répartition de son temps de travail sur la semaine s’accomplira sur la base de demi-journées de travail.

Ms. LESPINE has freedom and flexibility to organise her work schedule and her duties within the scope of the two professional activities entrusted to her, and with the approval of her hierarchical supervisor Ms. LESPINE could modify her period of working time. The Association could also modify her period of working time, only if a notice period of 7 days is respected.

Toutefois, Madame Catherine LESPINE dispose d’une latitude et d’une importante flexibilité pour organiser son emploi du temps et ses fonctions dans le cadre des activités professionnelles que lui sont confiées, et pourrait avec 1’ accord de son supérieur hiérarchique modifier la répartition de son temps de travail. L’Association INSEEC pourrait également modifier la répartition de son temps de travail à condition de respecter un délai de prévenance de 7 jours.

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As Ms. LESPINE is considered as a key executive within the meaning of Article L 212-15-1 of the French Labor Code, in view of the ample freedom in the organisation of her schedule, the type of her duties, demonstrated by the high level of responsibilities and remuneration, Ms. LESPINE shall not be submitted to the provisions of French law and regulations relating to the duration of work and shall be remunerated for the good performance of her duties for a maximal duration of work of 100 hours per month.

Etant considérée comme un cadre dirigeant au sens de l’article L. 212-15-1 du Code du Travail, eu égard à 1’indépendance dans l’organisation de son emploi du temps, de la nature de ses fonctions, attestées par le niveau élevé de ses responsabilités et de sa rémunération, Madame LESPINE n’est pas soumise aux dispositions légales, réglementaires et conventionnelles relatives à la durée du travail et est rémunérée exclusivement pour le bon accomplissement de ses fonctions pour une durée de travail maximales de 100 heures par mois.

Article 5: Remuneration	Article 5: Rémunération

Ms. LESPINE’s gross annual remuneration is fixed at EUR 50,000 (Fifty thousand euros), which is paid over 12 months, i.e., gross amount of EUR 4,166,67 per month (Four thousand one hundred sixty six euros and sixty seven cents).

Madame Catherine LESPINE bénéficie d’une rémunération annuelle brute de 50.000 € (Cinquente mille euros), versée sur 12 mois, soit une rémunération brute mensuelle de 4.166,67 €. (Quatre mille cent soixante six euros et soixante sept cents).

Considering the nature of Ms. LESPINE employment and level of responsibilities, the gross annual salary mentioned above is a global payment which covers all the working time required by Ms. LESPINE for the performance of her duties, irrespective of the actual hours worked.

Eu égard à la nature de ses fonctions et au niveau de ses responsabilités, la rémunération annuelle brute de base mentionnée ci-dessus englobe de façon forfaitaire le paiement de toutes les heures de travail nécessitées par I’accomplissement de sa mission et est indépendante du nombre d’heures que Madame Catherine LESPINE consacrera de fait à l’exercice de ses fonctions.

Ms. LESPINE shall benefit from an annual management bonus, which shall represent between 3 and 4 months’ base salary.	Madame Catherine LESPINE bénéficie d’une prime de management annuelle, représentant de 3 à 4 mois de salaires de base.

In addition, as financial consideration for the non-competition obligation, provided by Article	En outre, en contrepartie de l’obligation de non-concurrence, telle que visée à 1’article 15,

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15, Madame LESPINE will also receive an annual gross lump sum and definitive indemnity of EUR 5,000, i.e., a gross amount of EUR 416 gross (Four hundred sixteen euros) per month, paid monthly with her salary.

Madame LESPINE percevra une indemnité annuelle forfaitaire et définitive égale à 5.000 € bruts (Cinq mille euros), soit 416 € (Quatre cent seize euros) bruts par mois, payable en 12 mensualités avec son salaire.

Article 6: Paid holidays	Article 6: Congés payés

Ms. Catherine LESPINE is entitled to annual paid holiday under the conditions provided for in Articles L. 223-1 et seq. of the French Labour Code.	Madame Catherine LESPINE aura droit à des congés payés annuels dans les conditions prévues par les articles L. 223-1 et suivants du Code du Travail.

Article 7: Company car	Article 7: Voiture de fonction

Ms. Catherine LESPINE benefits from a company car which she will be able to choose from the category of “intermediate-type cars”.	Madame Catherine LESPINE bénéficie d’une voiture de fonction qu’elle pourra choisir dans la catégorie « véhicules de type intermédiaire ».

Ms. LESPINE is also authorised to use this car for personal purposes.	Madame Catherine LESPINE est également autorisée à utiliser ce véhicule à des fins personnelles.

Moreover, the use of a company car for personal purposes constitutes a benefit in kind which shall be taken into account from a tax standpoint to calculate the social charges in accordance with the provisions of French law. This benefit in kind shall be revalued each year in accordance with the provisions of the applicable collective bargaining agreement or French law.

Par ailleurs, l’usage d’une voiture de fonction pour les besoins personnels constitue un avantage en nature dont il sera tenu compte tant sur le plan fiscal que pour le calcul des charges sociales conformément aux dispositions 1égales. Cet avantage sera réévalué chaque année conformément aux dispositions conventionnelles ou légales.

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This company car is maintained in full and comprehensively insured by the INSEEC Association.	Les frais d’assurance correspondant à la couverture du risque déplacement professionnel seront pris en charge par l’Association.

Ms. LESPINE acknowledges that she has taken out an insurance policy for all risks for risks relating to the use for personal purposes of the car made available to her by the company and shall provide the Association with supporting documents in this respect. Ms. LESPINE agrees to deliver a certificate of the validity of the insurance policy each year.

Madame Catherine LESPINE reconnaît avoir contracté une police d’assurance tous risques pour les risques liés à l’utilisation à des fins personnelles du véhicule mis à sa disposition par l’Association et à en justifier auprès de la Société. Madame Catherine LESPINE s’engage à fournir une attestation de la validité de cette police d’assurance chaque année.

The car thus made available to Ms. LESPINE remains the property of the Association. Therefore, it must be returned to the Association in the event of the termination of the employment contract, for any reason whatsoever, as soon as Ms. LESPINE actually ceases to perform her activity.

Le véhicule ainsi mis à disposition de Madame Catherine LESPINE reste la propriété de l’Association. Il devra donc lui être restitué en cas de rupture du contrat de travail pour quelque motif que ce soit, dès la cessation effective de l’activité.

Article 8: Professional expenses – Bussines travels	Article 8: Frais professionnels - Déplacements

Ms. Catherine LESPINE shall benefit from the reimbursement of her reasonable travel expenses incurred in order to perform her duties.	Madame Catherine LESPINE bénéficie du remboursement des frais raisonnables de déplacement engagés pour l’accomplissement de ses fonctions.

Moreover, she benefits from a visa card for business purposes. She is obliged to provide the accounting department with invoices and supporting documents, for all expenses incurred with her professional card.

Elle bénéficie, en outre, d’une carte visa professionnelle. Elle doit présenter à la comptabilité les factures et pièces justificatives, pour toute dépense effectuée avec cette carte professionnelle.

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Ms. Catherine LESPINE is authorised to travel 1st class by train and by any other way according to the applicable rules within the Association.	Madame Catherine LESPINE est autorisée à voyager en 1ére classe en train et par tout autre moyen de transport, selon les règles en vigueur au sein de l’Association.

Ms. Catherine LESPINE undertakes to carry out all business travel required for the performance of her duties.	Elle s’engage à effectuer tous les déplacements que 1’exercice de ses fonctions pourra nécessiter.

Article 9: Social Coverage	Article 9: Avantages sociaux

Ms. LESPINE benefit from the complementary retirement scheme and from the provident scheme in force within the Association.	Madame LESPINE bénéficie des régimes de prévoyance et de retraite complémentaire en vigueur au sein de l’Association.

Article 10: Professional Obligations	Article 10: Obligations professionnelles

10.1 Exclusivity	10.1 Exclusivité

Throughout the performance of her duties within the INSEEC Association, Ms. LESPINE undertakes not to directly or indirectly perform, at any time except with the prior express written consent of the Chairman of the Association, any activity, of any kind whatsoever, in her name or in the name of any person or entity whatsoever, which is likely to directly or indirectly compete with the activity of the Association and any other entity related thereto.

Pendant toute la durée d’exercice de ses fonctions au sein de l’Association INSEEC, Madame LESPINE s’engage à n’exercer directement ou indirectement à aucun moment, sauf autorisation écrite préalable expresse du Président de l’Association, une quelconque activité, de quelque nature qu’elle soit, en son nom propre ou au nom de quelque personne, entité que ce soit, qui serait susceptible de concurrencer directement ou indirectement l’activité de l’Association et toute autre entité qui lui est rattachée.

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10.2. Confidentiality and professional secrecy	10.2 Confidentialité

Ms. LESPINE undertakes not to disclose, either directly or indirectly, throughout the term of her employment contract and at any time after the termination of said employment contract, to any party whatsoever, information regarding the methods and know-how of the Association and the INSEEC Group and, moreover, not to use for her own benefit or for the benefit of third parties, the knowledge acquired in this respect.

Madame Catherine LESPINE s’engage à ne pas communiquer, directement ou indirectement, pendant la durée de son contrat de travail et à tout moment après la rupture de son contrat de travail, à qui que ce soit des informations concernant les méthodes et le savoir-faire au sein de l’Association et du Groupe INSEEC et, à plus forte raison, à ne pas utiliser pour son compte personnel ou pour le compte de tiers les connaissances acquises à leur sujet.

Moreover, apart from a general duty of discretion, Ms. LESPINE is bound by an obligation of absolute discretion with respect to the facts she may become aware of as a result of her duties and her employment within the INSEEC Association.

Elle est en outre tenue, indépendamment d’une obligation de réserve générate, à une discrétion absolue sur les faits dont elle pourrait avoir connaissance en raison de ses fonctions au sein de l’Association INSEEC.

Strict compliance with the obligations specified above is an essential component of this contract.	Le respect rigoureux des obligations ci-dessus stipulées constitue un élément essentiel du présent contrat.

Article 11: Equipment and documents	Article 11: Matériel et documents

Ms. LESPINE benefits from a credit card in the framework of her functions.	Madame LESPINE bénéficie d’une carte de crédit dans le cadre de ses fonctions.

This equipment remains the full property of the Association.	Ce matériel demeure la pleine et entière propriété de l’Association.

The same applies for all technical and commercial documents to which Ms. LESPINE has access within the scope of the performance of	I1 en est de même de tout document technique et commercial auquel l’intéressée a accès dans l’exercice de ses fonctions.

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her duties.

This equipment and these documents must be returned by Ms. LESPINE upon effective termination of her duties, for any reason whatsoever, without any need for a prior request to be made in this respect.	Ce matériel et ces documents devront être restitués par Madame Catherine LESPINE à la cessation effective des fonctions pour quelque cause que ce soit sans qu’il soit besoin d’une demande préalable.

Article 12: Intellectual Property	Article 12: Propriété Intellectuelle

Ms. Catherine LESPINE expressly acknowledges that the programmes, course materials, teaching methods and specific pedagogical techniques, business plan, advertisement or promotion documents and any other documents which she may have within the scope of the performance of her duties, remain the full property of INSEEC which holds exclusive rights over the intellectual property rights in this respect.

Madame Catherine LESPINE reconnaît expressément que les programmes, les supports de cours, les méthodes d’enseignement ou encore les techniques particulières de pédagogie, les business plans, documents publicitaires ou de promotions et tous documents qu’elle pourrait avoir eus en sa possession à l’occasion de ses fonctions restent la propriété pleine et entière de l’INSEEC qui dispose, à ce titre, de l’exclusivité des droits de propriété intellectuelle.

Throughout the term of this employment contract and after termination hereof, without any limitation in time, Ms. Catherine LESPINE undertakes not to reproduce or reuse, in any manner whatsoever, the teaching programmes, course materials or any other document belonging to INSEEC.

Madame Catherine LESPINE s’interdit, pendant toute l’exécution du présent contrat de travail ou encore après sa rupture et sans limitation de durée, de reproduire ou réutiliser, sous quelque forme que ce soit, les programmes, supports de cours ou documents de toute nature appartenant à l’INSEEC.

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Article 13: Termination of the employment contract	Article 13: Rupture du contrat de travail

Either Ms. Catherine LESPINE or INSEEC Paris may terminate this employment contract at any time, in accordance with the provisions of French law or the collective bargaining agreement applicable.	Madame Catherine LESPINE et l’INSEEC Paris peuvent l’un et l’autre rompre à tout moment le contrat de travail en respectant les dispositions légales et conventionnelles en vigueur.

Except in case of dismissal for serious misconduct (“faute grave”) or gross misconduct (“faute lourde”), the notice period which must be given by the Association in the event of the termination of the employment contract is 3 months.

Sauf en cas de faute grave ou de faute lourde, le délai de préavis dû par l’Association en cas de rupture du contrat de travail est de trois mois.

The notice period which must be given by Ms. LESPINE in the event of resignation is 3 months.	Le délai de préavis dû par Madame LESPINE en cas de démission est de trois mois.

Article 14: Severance	Article 14: Indemnité de rupture

In the event of dismissal, other than for serious misconduct (“faute grave”) or gross misconduct (“faute lourde”), Ms. LESPINE shall benefit from an indemnity equal to nine (9) months of her monthly gross salary.

En cas de licenciement, sauf pour faute grave ou lourde, Madame Catherine LESPINE bénéficie d’une indemnité de rupture égale à neuf (9) mois de rémunération mensuelle brute de l’intéressée.

To calculate this indemnity, the average salary and bonus paid over the twelve (12) months preceding the notification of dismissal shall be taken into account.	Pour le calcul de cette indemnité, il sera retenu l’ensemble des éléments de salaires et primes versés au cours des douze (12) derniers mois précédant la notification de la rupture.

This indemnity shall be awarded in addition to the dismissal indemnities provided for by French law.	Cette indemnité s’ajoutera aux indemnités de départ prévues par la loi.

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This indemnity would not be paid in case of resignation.	Cette indemnité ne sera pas due en cas de démission.

Article 15. Non-competition clause	Article 15. Non concurrence

In case of termination of the employment contract, for any reason whatsoever, Ms. LESPINE expressly undertakes not to take any interest or to participate, directly or indirectly, whatever her capacity in particular as an employee or as a manager of a company, in any company or activity which is likely to compete with the Association’s activity; that is to say any company engaged in Business or Marketing Schools.

En cas de rupture du contrat de travail, quelle qu’en soit la raison, Madame LESPINE s’interdit expressément de s’intéresser et/ou de participer directement ou indirectement, quelle que soit sa qualité et notamment en qualité de salarié ou d’exploitant d’une entreprise, à toute entreprise ou activité susceptible de concurrencer l’activité de l’Association, c’est-à-dire toute entreprise située dans le domaine Ecoles de Commerce et de Marketing.

This restriction applies for a period of twelve months (12), from the last day of effective work.	Cette interdiction s’appliquera pour une durée de douze mois (12), à compter du dernier jour de travail effectif .

This covenant not to compete will be limited within the French territory.	Cette clause de non concurrence sera limitée au territoire français.

In consideration for this non-compete obligation, the Association will pay Ms. LESPINE each month EUR 416 (Four hundred sixteen euros) as set forth article 5 above.

En contrepartie de cette obligation de non concurrence, l’Association verse chaque mois à Madame LESPINE la somme de 416 € bruts (Quatre cent seize euros), telle que définie à l’article 5 ci-dessus du présent contrat.

In the event of failure to respect this covenant, Ms. LESPINE would automatically be liable towards the Association for payment of the whole sums paid during the performance of the present contract, i.e., a gross amount of EUR 416 (Four hundred sixteen euros) per month.

En cas de violation de l’obligation de non concurrence, Madame LESPINE sera automatiquement redevable envers l’Association l’ensemble des sommes versées à titre de contrepartie financière à cette obligation au cours de l’exécution de son contrat de travail, soit 416 € bruts (Quatre cent seize euros) par

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mois.

Furthermore, the Association reserves the right to sue for obtaining damages to compensate its intended prejudice suffered from the competitive activity and also to sue for stopping such competitive activity.

En outre, l’Association se réserve la possibilité de solliciter la réparation du préjudice effectivement subi du fait de l’activité concurrentielle et de faire cesser cette activité concurrentielle.

Article 16: Miscellaneous provisions	Article 16: Dispositions diverses

Ms. Catherine LESPINE undertakes to inform INSEEC Paris immediately of any change in her personal status.	Madame Catherine LESPINE s’engage à faire connaître dans les plus brefs délais à l’INSEEC Paris tout changement dans sa situation personnelle.

Signed in Paris	Fait à Paris

In duplicate	En deux exemplaires originaux

On February 17th 2003	Le 17/02/2003 Seule la version française du contrat fait foi.

The Association[1]	Ms. LESPINE[1]	L’ Association[1]	Madame LESPINE[1]

[1] Signature following words “Read and approved”.	[1] Signature précédée de la mention << Lu et approuve ».